Exhibit 99.1

BeiGene Presents Initial Clinical Data on PD-1 Antibody BGB-A317 at the 2016 American Society of Clinical Oncology Annual Meeting

WALTHAM, Mass, June 05, 2016, BeiGene, Ltd. (NASDAQ: BGNE), a clinical-stage biopharmaceutical company focused on developing innovative molecularly-targeted and immuno-oncology drugs for the treatment of cancer, today announced the presentation of initial clinical data from an ongoing Phase I dose-escalation trial of BGB-A317 in patients with advanced solid tumors in a poster presentation at the 2016 American Society of Clinical Oncology (ASCO) Annual Meeting in Chicago. BGB-A317 is an investigational humanized monoclonal antibody against the immune checkpoint inhibitor PD-1. The preliminary clinical data show that BGB-A317 is well tolerated and demonstrates anti-tumor activity in a range of advanced solid tumors.

“BGB-A317 is an interesting molecule that has a unique binding signature to PD-1, high affinity and good target specificity. In addition, BGB-A317 does not bind to any of the Fc gamma receptors,” said Jayesh Desai, FRACP, a Medical Oncologist at The Royal Melbourne Hospital and Peter MacCallum Cancer Centre in Melbourne, Australia, and the coordinating principal investigator of the study.

“We are encouraged by the initial clinical data on BGB-A317. We believe BGB-A317’s emerging profile is promising, and we look forward to further data analysis from this dose-escalation study and other studies,” commented Eric Hedrick, MD, Interim Chief Medical Officer at BeiGene.

“We have initiated the dose-expansion phase of the Phase I study and are expanding combination studies of BGB-A317 with our portfolio compounds as well as external agents to explore its potential in different settings,” commented Jason Yang, MD, Ph.D, Senior Vice President, Head of Clinical Development at BeiGene and global clinical leader for BGB-A317.

Summary of Phase I Dose Escalation Trial Design and Preliminary Data

The multi-center, open-label Phase I dose escalation trial conducted at six centers in Australia was designed to assess the safety, tolerability, pharmacokinetics, and anti-tumor activities of BGB-A317 as monotherapy in patients with advanced solid tumors. As of March 29, 2016, 62 patients received escalating doses of BGB-A317 intravenously on a biweekly basis at doses ranging from 0.5 mg/kg to 10 mg/kg. An additional 38 patients received BGB-A317 every three weeks at either 2 mg/kg or 5 mg/kg to explore alternative schedules. A mixed patient population of 26 different tumor types was included and of the four solid tumor indications approved for a PD-1 or PD-L1 antibody, no patient with melanoma or non-small cell lung cancer was enrolled and patients with renal cell carcinoma (RCC) and urothelial carcinoma together represented 15% of the enrolled patients.

As of March 29, 2016, the data cutoff date for the current safety analysis, the most common treatment-related adverse events (AEs) among 100 patients evaluable for safety were fatigue (14%), diarrhea (11%), pruritus (8%), rash (7%), and nausea (5%). Nine drug-related serious adverse events (SAEs) were reported including two grade 2 and one grade 3 colitis, two grade 3 hypotension, one each grade 2 infusion reaction, grade 3 diabetic ketoacidosis, grade 3 diabetes mellitus, and grade 2 diarrhea. Other treatment-related grade 3/4 AEs included two each grade 3 fatigue and grade 3 hyperglycemia, one each grade 3 alanine aminotransferase (ALT) increase, and grade 3 back pain.

As of May 28, 2016, 94 patients were evaluable for anti-tumor activity with at least one tumor imaging assessment or clinical progression. Although this anti-tumor activity assessment remains in the early stages, preliminary evidence of anti-tumor activities included six confirmed and five unconfirmed partial responses (PRs), and three additional patients with significant tumor reduction qualifying for a PR in one imaging assessment, but not confirmed in the subsequent assessment approximately eight weeks later. By tumor type, responses included three PRs (one confirmed and two unconfirmed) in five urothelial carcinoma patients, two PRs (one confirmed and one unconfirmed) in four gastric cancer patients, two PRs (one confirmed and one unconfirmed) in two Merkel cell carcinoma patients, one confirmed PR observed in eight RCC patients, one confirmed PR in one colorectal cancer (CRC) patient with microsatellite instability high status, among 12 CRC patients, one confirmed PR in one penis squamous cell carcinoma patient, and one unconfirmed PR in seven mesothelioma patients. Additionally, two of 22 patients with ovarian cancer and one of five patients with cervical cancer had significant tumor shrinkage qualifying for a PR in one imaging assessment. The tumors of remaining evaluable patients, who had a best response of stable disease or progressive disease, included endometrial, esophageal, nasopharyngeal, gallbladder, pancreatic, breast, duodenal, and thyroid cancers, cholangiocarcinoma, sarcoma, glioblastoma, hepatocellular, anal squamous cell, cutaneous squamous cell and adenoid cystic carcinomas, adenocarcinoma of mandible, and undifferentiated adenocarcinoma from teratoma, with one to four patients each. Nine responding patients remained on treatment as of the efficacy data cutoff with treatment duration ranging from 11 to 44 weeks.

About BGB-A317

BGB-A317 is an investigational humanized monoclonal antibody that belongs to a new class of immuno-oncology agents known as immune checkpoint inhibitors. It is designed to bind to PD-1, a cell surface receptor that plays an important role in downregulating the immune system by preventing the activation of T-cells. BGB-A317 has high affinity and specificity for PD-1 and differs from the currently approved PD-1 antibodies with the ability to bind Fc gamma receptor I specifically engineered out.

About BeiGene

BeiGene is a global, clinical-stage, research-based biotechnology company focused on molecularly targeted and immuno-oncology cancer therapeutics. With a team of over 215 scientists, clinicians and staff in China, the United States, Australia and Taiwan, BeiGene is advancing a pipeline consisting of novel oral small molecules and monoclonal antibodies for cancer. BeiGene is working to create combination solutions aimed to have both a meaningful and a lasting impact on cancer patients.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 and other federal securities laws, including statements regarding the encouraging preliminary clinical data of BGB-A317, the potential implications of these data for the future development of BGB-A317, and BeiGene’s advancement of, and anticipated clinical development and regulatory milestones and plans related to BGB-A317.  Actual results may differ materially from those indicated in the forward-looking statements as a result of various important factors, including BeiGene’s ability to demonstrate the efficacy and safety of its drug candidates, the clinical results for its drug candidates, which may not support further development, actions of regulatory agencies, which may affect the initiation, timing and progress of clinical trials, BeiGene’s ability to achieve market acceptance in the medical community necessary for commercial success, BeiGene’s ability to obtain and maintain protection of intellectual property for its technology and drugs, BeiGene’s reliance on third parties to conduct preclinical studies and clinical trials, and BeiGene’s ability to obtain additional funding for operations and to complete the development and commercialization of its drug candidates, as well as those risks more fully discussed in the section entitled “Risk Factors” in our most recent quarterly report on Form 10-Q, as well as discussions of potential risks, uncertainties, and other important factors in BeiGene’s subsequent filings with the U.S. Securities and Exchange Commission.  All information in this press release is as of the date of this press release, and BeiGene undertakes no duty to update such information unless required by law.

Investor/Media Contact

Lucy Li, Ph.D.

+1 781-801-1800

ir@beigene.com

media@beigene.com